November 18, 2005

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth St. N.W.
Washington DC 20549

Re: Lexington Resources, Inc. - Form SB-2 Registration Statement

Dear Sirs:

As independent registered public accountants, we hereby consent to the inclusion or incorporation by reference in this Form SB-2 Registration Statement dated November 18, 2005, of the following:

  Our report to the Stockholders and Board of Directors of Lexington Resources, Inc. dated March 24, 2005 on the financial statements of the Company as at December 31, 2004 and for the period from September 29, 2003 (inception) to December 31, 2003.

In addition, we also consent to the reference to our firm included under the heading "Experts" in this Registration Statement.

Yours truly,

"Dale Matheson Carr-Hilton LaBonte"

Dale Matheson Carr-Hilton LaBonte
Chartered Accountants
Vancouver, British Columbia